Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-50301, 33-62155, 333-01519, 333-02353, 333-26961, 333-26963, 333-86983, 333-86985, 333-86987, 333-75524, 333-97121, 333-104701, and 333-115044) and on Form S-3 (Nos. 333-22867 and 333-119921) of AGL Resources Inc. of our report dated February 14, 2005 relating to the financial statements of NUI Corporation, which appears in the Current Report on Form 8-K/A of AGL Resources, Inc. dated February 14, 2005.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 14, 2005